Exhibit 99.4

NJR CONTACTS:
JOANNE FAIRECHIO, DIRECTOR, INVESTOR RELATIONS	732-378-4967
DENNIS PUMA, MANAGER, INVESTOR RELATIONS	732-938-1229
PATRICK MIGLIACCIO, TREASURER	732-938-1114

February 5, 2014

NJR CLEAN ENERGY VENTURES INVESTS IN SECOND ONSHORE WIND FARM PROJECT

Continues Strategy of Diversifying Clean Energy Portfolio

OVERVIEW

On February 5, 2014, NJR Clean Energy Ventures (NJRCEV), a subsidiary of New Jersey Resources (NJR), announced that it has agreed to acquire its second onshore wind farm project. The Iowa-based 20-megawatt (MW) Carroll County Area utility scale wind farm project will be purchased from OwnEnergy, Inc. NJRCEV’s approximate 19 percent ownership interest in OwnEnergy provides it with the option to purchase projects that fit its investment profile. Carroll Area will be the second OwnEnergy project purchased by NJRCEV; the first was Montana-based Two Dot in late October 2013. NJRCEV will invest approximately $42 million in the Carroll Area project and be responsible for constructing, owning and operating the wind farm. The energy produced will be sold to MidAmerican Energy under a 25-year power purchase agreement (PPA). NJR expects the project to qualify for a 10-year federal production tax credit (PTC), which is based on energy production. All PTCs generated will be utilized by NJR. NJRCEV expects the Carroll Area wind farm will be operational in the spring of 2015.

PROJECT DETAILS

Location: Carroll County, Iowa, located 65 miles northwest of Des Moines. The site covers 1,100 acres of rural agricultural land leased from 10 local land owners.

Description: Nine Siemens turbines with total capacity of 20 MW.

Contractor: Mortenson Construction will provide project engineering, procurement, and construction.

Proposed Customer: The energy and all renewable attributes will be sold to MidAmerican Energy, Iowa’s largest energy company. MidAmerican serves approximately 733,985 electric customers in Iowa, Illinois and South Dakota and more than 712,022 natural gas customers in Iowa, Illinois, South Dakota and Nebraska. Iowa is a renewable portfolio standard state where investor-owned utilities are required to own and produce and/or purchase 105 MW annually of renewable generation capacity. Today, Iowa has in excess of 5,100 MW of wind capacity generating at least 24.5 percent of Iowa’s electricity needs as reported by the American Wind Energy Association.

Total Investment: Approximately $42 million.

Estimated Construction and Start Date: Construction of turbine foundations and access roads began in December 2013 with turbine delivery and erection scheduled by year-end 2014. Commercial operation is expected in the spring of 2015.

Projected Earnings Impact: NJR expects the Carroll Area wind farm to contribute to earnings beginning third quarter of fiscal 2015.

ABOUT NEW JERSEY RESOURCES

New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that provides safe and reliable natural gas and renewable energy services, including transportation, distribution and asset management. With annual revenues of $2 billion, NJR is comprised of five key businesses:

•	New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains 7,000 miles of natural gas transportation and distribution infrastructure to serve approximately half a million customers in New Jersey’s Monmouth, Ocean and parts of Morris and Middlesex counties.

•	NJR Clean Energy Ventures is a leading renewable energy company that invests in, owns and operates solar and onshore wind projects with a total capacity in excess of 56 megawatts, providing residential and commercial customers with low carbon solutions.

•	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides customized energy solutions to its customers across North America.

•	NJR Home Services is a provider of heating, central air conditioning, standby generators, solar and other indoor and outdoor comfort products to residential homes and businesses throughout New Jersey and serves approximately 120,000 service contract customers.

•	NJR Midstream invests and maintains an equity ownership in a natural gas storage facility and a transportation pipeline, and serves companies from local distributors and producers to electric generators and wholesale marketers.

NJR and its more than 900 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

FORWARD LOOKING STATEMENTS

This investor fact sheet contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should,” “will” and similar expressions may identify forward-looking information and such forward-looking statements are made based upon management’s current expectations and beliefs as of this date concerning future developments and their potential effect upon NJR. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on NJR will be those anticipated by management. Forward-looking information in this filing includes, but is not limited to, certain statements regarding the acquisition of the Carroll Area wind farm, the size of NJRCEV’s investment in the Carroll Area wind farm, estimates regarding the date of completion of the wind farm and NJRCEV’s qualification for PTCs related to the Carroll Area wind farm. Factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, conditions precedent the closing of the acquisition of the Carroll Area wind farm, weather and economic conditions; the ability to obtain governmental approvals and/or financing for the construction, development and operation of certain non-regulated energy investments; risks associated with our investments in renewable energy projects, including logistical risks and potential delays related to construction, permitting, regulatory approvals and electric grid interconnection, NJR’s eligibility for PTCs and operational risks related to projects in service. Additional information and other factors are set forth under the heading “Risk Factors” in NJR’s filings with the Securities and Exchange Commission (SEC) including its most recent Form 10-K. Information included in this fact sheet is representative as of today only and while NJR periodically reassesses material trends and uncertainties affecting NJR’s results of operations and financial condition in connection with its preparation of management’s discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports filed with the SEC, NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.